EXHIBIT 5

CRAVATH, SWAINE & MOORE
[New York Office]

(212) 474-1000

November 27, 2001

Milacron Inc.
Plan for the Deferral of Directors' Compensation
Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as special counsel for Milacron Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 on Form S-8 (the "Registration Statement") of 150,000 shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock"), issuable or deliverable in connection with the Milacron Inc. Plan for the Deferral of Directors' Compensation, as amended (the "Plan").

      In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company, as amended; (b) the By-laws of the Company, as amended; (c) resolutions of the Board of Directors of the Company; and (d) the Plan.

      Based on the foregoing, we are of the opinion that the shares of Common Stock which may be issued or delivered in connection with the Plan, assuming, except as to treasury shares, that the per share consideration is at least equal to the par value of the Common Stock, will be, when issued or delivered in connection with the Plan, validly issued, fully paid and non-assessable.

      We are admitted to practice only in the State of New York, and we express no opinion as to any matter governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Cravath, Swaine & Moore

Milacron Inc.
      2090 Florence Avenue
             Cincinnati, OH 45206-2425